Exhibit 10.1

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (this “Agreement”) is entered into between Andrew Dejana (“Executive”) and Dejana Truck & Utility Equipment Company, LLC (the “Company”).  Executive enters into this Agreement on behalf of himself, his spouse, heirs, successors, assigns, executors, and representatives of any kind, if any.

WHEREAS Executive is currently employed by the Company as its President and Executive has decided to retire from employment with the Company as of April 19, 2019; and

WHEREAS the Company and Executive desire to enter into an independent consulting arrangement following Executive’s retirement;

NOW, THEREFORE, in consideration of the terms, conditions, and promises set forth in this Agreement, and in return for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Executive and the Company agree as follows:

1.         Retirement Date.  Executive will retire from the Company and his last day of employment with the Company will be April 19, 2019 (“Retirement Date”).

2.         Retirement Benefits.  In return for the promises contained in this Agreement, the Company will provide Executive with the following retirement benefits:

a.         The Company will pay Executive the total gross amount of Thirty-Three Thousand Three Hundred Thirty-Three Dollars ($33,333), minus tax deductions and withholdings.  This payment represents the prorated gross value of Executive’s guaranteed 2019 annual bonus for 2019 and will be paid to Executive in a lump sum at the same time that the Company’s annual bonuses for 2019 are paid to other Company’s officers if the Company has received an original or copy of this Agreement that has been signed and dated by Executive.

b.         During his retirement, Executive will continue to vest in previously granted Restricted Stock Units according to the vesting schedule set forth on the applicable Grant Notice for Restricted Stock Units, subject to the terms and conditions set forth in such Grant Notice, including Executive’s continued compliance with the restrictive covenants contained therein.  No additional Restricted Stock Units will be granted in 2019 or subsequent years.

c.         Additionally, if Executive or any of his qualified dependents timely and properly elects, pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), to continue participation in the group health plan in which Executive is currently enrolled, the Company will reimburse Executive for the monthly premium for Executive’s group health plan coverage for the first eight (8) months of such COBRA continuation (i.e., for coverage through December 2019) or until Executive becomes eligible for group health plan coverage under another group plan, whichever occurs earlier.  After such eight (8) month period, any further participation in the Company’s group health plans pursuant to COBRA will be at Executive’s own expense and will be governed by the applicable medical plan and COBRA.

d.         On or before the date this Agreement becomes effective, the Company and Executive will enter into and execute the Consulting Agreement attached hereto as Exhibit A.

e.         The receipt of the retirement benefits set forth in subsections (a) through (d) above are expressly conditioned on Executive’s compliance with this Agreement, Sections 5 through 9 of Executive’s July 15, 2016 Employment Agreement, Executive’s July 15, 2016 Noncompetition and Confidentiality Agreement, and each of Executive’s Restricted Stock Unit Grant Notices.

f.         The intent of the Parties is that the retirement benefits provided pursuant to this Agreement shall be exempt from or interpreted and administered in compliance with Section 409A of the Internal Revenue Code.

3.         Cessation of Employment Compensation and Benefits.  Executive understands and agrees that the compensation described in Section 2 of Executive’s July 15, 2016 Employment Agreement and Executive’s eligibility for all benefits of employment will cease as of the Retirement Date, except as expressly provided in this Agreement or as otherwise required by law or the terms of the Company’s benefit plans as may be modified from time to time.

4.         Effect on Prior Agreements; Survival of Obligations.  This Agreement supersedes all prior agreements, and constitutes a complete statement of the agreement, between the Company and Executive with respect to its subject matter.  However, Executive agrees and understands that this Agreement does not reduce Executive’s obligations to comply with applicable laws relating to trade secrets, confidential information, or unfair competition, and Executive understands and expressly agrees that Sections 5 through 9 of Executive’s July 15, 2016 Employment Agreement, Executive’s July 15, 2016 Noncompetition and Confidentiality Agreement, and Section 10 of the standard terms and conditions of Executive’s Grant Notices for Restricted Stock Units will remain in full force and effect without modification.

5.         Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.  Each party stipulates that, if there is any dispute or disagreement between the parties as to the interpretations of any provision of, or the performance of obligations under, this Agreement, venue, jurisdiction, and waiver of right to a jury trial shall be governed by the provisions set forth in Executive’s July 15, 2016 Employment Agreement.

6.         Equitable Relief.  The Company and Executive agree that (i) any breach or threatened breach by Executive of the provisions of Section 5,  Section 6,  Section 7 and Section 8 of Executive’s Employment Agreement, Executive’s July 15, 2016 Noncompetition

and Confidentiality Agreement, and Section 10 of the standard terms and conditions of Executive’s Grant Notices for Restricted Stock Units will result in irreparable injury to the Company and its affiliates for which a remedy at law would be inadequate, and (ii) in addition to any relief at law that may be available to the Company and its affiliates for any such breach and regardless of any other provision set forth in this Agreement, the Company and its affiliates shall be entitled to injunctive and other relief as a court may grant, without posting of a bond.

7.         Entire Agreement; Amendment; Severability.  Except as set forth in paragraph 4 of this Agreement, this document contains the entire Agreement between Executive and the Company and the other Released Parties with respect to its subject matter.  Executive may not rely on any prior agreements or discussions.  Further, this Agreement may not be amended or supplemented except in a writing that is signed by Executive and the Company.  Finally, if any portion of this Agreement is found to be unenforceable, such portion of the Agreement will be deemed amended to the extent necessary to comply with applicable law.

/s/ ANDREW DEJANA	March 11, 2019
Andrew Dejana	Date

Dejana Truck & Utility Equipment Company, LLC

/s/ ROBERT MCCORMICK	March 11, 2019
Robert McCormick	Date